CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
4.250% PowerNotes® Due May 15, 2011	$52,534,000	$2,064.59
5.150% PowerNotes® Due May 15, 2018	$1,965,000	$77.22
5.650% PowerNotes® Due May 15, 2023	$1,942,000	$76.32
5.800% PowerNotes® Due May 15, 2028	$4,909,000	$192.92
TOTAL		$2,411.05

(1)	Excludes accrued interest, if any.
(2)
The filing fee of $2,411.05 is calculated in accordance with Rule 457(r) under the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, the $109,983.10 remaining of the filing fee previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (No. 333-124310) filed by Caterpillar Financial Services Corporation on April 25, 2005 is being carried forward, of which $2,411.05 is offset against the filing fees due for these offerings and of which $107,572.05 remains available for future filing fees. No additional filing fee has been paid with respect to these offerings.

Caterpillar Financial Services Corporation PowerNotes®, with Maturities of 9 Months or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-150218

Pricing Supplement Number 1129 Dated May 12, 2008

(to Prospectus dated April 11, 2008 and Prospectus Supplement dated April 11, 2008)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HKU3	$52,534,000.00	100.000%	0.625%	$52,205,662.50	FIXED	4.250%	SEMI-ANNUAL	05/15/2011	11/15/2008	$21.25	YES	Senior Unsecured Notes	A2	A	4.250%

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of

National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HKV1	$1,965,000.00	100.000%	1.500%	$1,935,525.00	FIXED	5.150%	SEMI-ANNUAL	05/15/2018	11/15/2008	$25.75	YES	Senior Unsecured Notes	A2	A	5.150%

Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of

National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation PowerNotes®, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HKW9	$1,942,000.00	100.000%	2.000%	$1,903,160.00	FIXED	5.650%	SEMI-ANNUAL	05/15/2023	11/15/2008	$28.25	YES	Senior Unsecured Notes	A2	A	5.650%

Redemption Information: Callable at 100.000% on 05/15/2011 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of

National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 05/15/2011 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation PowerNotes®, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price(3)	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate(4)	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating	Yield(5)
14912HKX7	$4,909,000.00	100.000%	2.500%	$4,786,275.00	FIXED	5.800%	SEMI-ANNUAL	05/15/2028	11/15/2008	$29.00	YES	Senior Unsecured Notes	A2	A	5.800%

Redemption Information: Callable at 100.000% on 05/15/2012 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Incapital LLC, Banc of America Securities LLC Agents: Charles Schwab & Co., Inc., Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of

National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Investment Bank, Wachovia Securities Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 05/15/2012 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation PowerNotes®, plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Caterpillar Financial Services Corporation
Offering Dates: May 05, 2008 through May 12, 2008

Trade Date: Monday, May 12, 2008 @12:00 PM ET

Settlement Date: Thursday, May 15, 2008

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0235 via RBC Dain Rauscher Inc.

(3)
The interest rates on the PowerNotes® may be changed by Caterpillar Financial Services Corporation from time to time, but any such changes will not affect the interest rate on any PowerNotes® offered prior to the effective date of the change.

(4)
Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.

(5)	Yields are quoted on a semi-annual bond equivalent yield basis.